As filed with the Securities and Exchange Commission on May 25, 1995
                                      Registration No. 33-58379

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                            AMENDMENT NO. 1 TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                           SDNB FINANCIAL CORP.
          (Exact name of registrant as specified in its charter)

                California                         95-3725079

             (State or other                     (I.R.S. Employer
             jurisdiction of                     Identification
             incorporation or                        Number)
              organization)

                         1420 Kettner Boulevard
                      San Diego, California  92101
                             (619) 233-1234

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                            Murray L. Galinson
                   President and Chief Executive Officer
                          1420 Kettner Boulevard
                       San Diego, California  92101
                              (619) 233-1234

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           With Copies to:

  Lawrence M. Sherman, Esq.          Theodore G. Johnsen, Esq.
  Sherman & Eggers, P.C.             Arnold & Porter
  350 West Ash Street, Suite 1100    777 South Figueroa Street
  San Diego, California  92101       Los Angeles, California  90017-2513
  (619) 338-4900                     (213) 243-4000

     Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. []



                                       CALCULATION OF REGISTRATION FEE

Title of class                               Proposed maximum    Proposed maximum
of securities               Amount to         offering price    aggregate offering      Amount of
to be registered          be registered      per security<F1>        price<F1>       registration fee
Common Stock
 (no par value)              769,582               $4.34            $3,339,986          $1,151.72

Subscription Rights
to purchase Common Stock     769,582               (2)<F2>            (2)<F2>              None

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

<F1>
(1)  Estimated solely for the purpose of calculating the registration fee.
<F2>
(2)  No separate consideration will be received for the Subscription Rights.
<F3>
(3)  1/29 of 1% of the proposed maximum aggregate offering price.  Previously paid.

                           SDNB FINANCIAL CORP.

                          CROSS REFERENCE SHEET

                          Pursuant to Item 501(b)

          Item Number and                Location or
          Caption                        Heading
          in Form S-3                    in Prospectus

    1.    Forepart of Registration       Facing Page and Cross-
          Statement                      Reference Sheet of
          and Outside Front Cover        Registration Statement and
          Page of                        Cover Page of
          Prospectus.                    Prospectus.

    2.    Inside Front and Outside       Inside Front and Outside
          Back Cover                     Back Cover
          Pages of Prospectus.           Pages of Prospectus.

    3.    Summary Information, Risk      Prospectus Summary (pp. 4-6);
          Factors and Ratio of           Risk Factors (pp.7-11).
          Earnings to Fixed Charges.

    4.    Use of Proceeds.               Use of Proceeds (p. 17).

    5.    Determination of Offering      The Subscription Offering -
          Price.                         Determination
                                         of Subscription Price and
                                         Fairness Opinion (p. 15).

    6.    Dilution.                      Risk Factors - Dilution (pp. 8-9).

    7.    Selling Security Holders.                   *

    8.    Plan of Distribution.          Plan of Distribution (p. 21).

    9.    Description of Securities      Incorporation of Certain
          to be Registered.              Documents by Reference (p. 32);
                                         The Subscription Offering
                                         (pp. 11-16); Description of Capital
                                         Stock and Rights of Shareholders
                                         (pp. 20-21).

    10.   Interests of Named                          *
          Experts and
          Counsel.

    11.   Material Changes.                           *

    12.   Incorporation of Certain       Incorporation of Certain
          Information by Reference.      Documents by Reference (p.3).

    13.   Disclosure of Commission                    *
          Position on
          Indemnification for
          Securities Act
          Liabilities.
   _____________________________
   *  Omitted as not applicable.

                        SDNB Financial Corp.

                             PROSPECTUS

                   769,582 Shares of Common Stock
                           (no par value)

  SDNB Financial Corp. (the "Company") is hereby offering (the "Subscription Offering") up to 769,582 shares of its Common Stock, no par value ("Common Stock"), to holders of record of its Common Stock
(the "Shareholders") at the close of business on May 5, 1995
(the "Record Date"), pursuant to transferable subscription rights (the "Basic Subscription Rights" and, together with the Oversubscription Rights (as defined below), the "Subscription Rights"). The subscription price is $4.34 per share (the "Subscription Price").
Holders of Subscription Rights, including transferees of Shareholders (collectively, the "Rights Holders" and, together with the Shareholders, the "Holders"), will be able to exercise their Subscription Rights until 5:00 p.m., New York time, on July 7,
1995 (such date, as it may be extended by the Company, being the "Expiration Date"), subject to extension at the option of the Company to a date not later than July 21, 1995. See "THE SUBSCRIPTION OFFERING." After the Expiration Date, the Subscription Rights will no longer be exercisable to purchase shares of Common Stock.

  For each two shares of Common Stock held of record as of the close of business on the Record Date, a Shareholder will receive one Basic Subscription Right. No fractional Basic Subscription Rights will be issued by the Company. The number of Basic Subscription Rights distributed by the Company to each Shareholder will be rounded up to the nearest whole number. Each Rights Holder will have the right to purchase one share of Common Stock for each Basic Subscription Right. Rights Holders are entitled to subscribe for all, or any portion of, the shares of Common Stock underlying their Basic Subscription Rights.
A Rights Holder who subscribes for the full number of shares of Common Stock underlying the Basic Subscription Rights held by such Rights Holder on the date of exercise (other than in his or her capacity as a participant in the San Diego National Bank Deferred Savings Plan) and evidenced by a Subscription Warrant will have the right to subscribe for additional shares of Common Stock that are not subscribed for by other Rights Holders pursuant to their Basic Subscription Rights (the "Oversubscription Rights"). See "THE SUBSCRIPTION OFFERING - Oversubscription Rights" and "RISK FACTORS - Principal
Shareholder." No minimum amount of proceeds is required for the Company to consummate the Subscription Offering.

  The Common Stock is traded on the NASDAQ National Market System (the "NASDAQ/NMS") under the symbol "SDNB" and, on May 23, 1995, the closing bid price of the Common Stock was $4.125. See "MARKET
PRICE AND DIVIDENDS ON THE COMMON STOCK." The Basic Subscription Rights will be tradable on the NASDAQ/NMS under the symbol "SDNBR" until the end of trading on the NASDAQ/NMS on the Expiration Date. However, there has been no prior market for the Basic Subscription Rights and no assurance can be given that a market will develop.
See "THE SUBSCRIPTION OFFERING - Transferability of Basic
Subscription Rights."

     HOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER
                     "RISK FACTORS (PAGES 7-11)."
                          _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          _________________

    THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT
          INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION,
        THE BANK INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

             Subscription   Underwriting Discounts    Proceeds to
                Price          and Commissions(1)     the Company(2)

Per share       $4.34                None                $4.34

Total         $3,339,986             None              $3,339,986

(1) See "THE SUBSCRIPTION OFFERING - Determination of Subscription Price and Fairness Opinion" for information with respect to financial advisory fees payable by the Company.
(2)  Before deducting expenses payable by the Company estimated at
 $350,000.
                        _______________________

  The Common Stock is being offered directly to Rights Holders by the Company and is not the subject of any underwriting agreement. See "PLAN OF DISTRIBUTION." It is expected that delivery of the shares of Common Stock will be made as soon as practicable after the Expiration Date.
                             May 26, 1995

                NOTICE REGARDING RESIDENTS OF FLORIDA

DUE TO BURDENSOME SECURITIES AND DEALER REGISTRATION REQUIREMENTS OF THE FLORIDA SECURITIES AND PROTECTION ACT, SUBSCRIPTION RIGHTS MAY NOT BE TRANSFERRED TO, OR EXCERCISED BY, A RESIDENT OF FLORIDA WHO WAS NOT A SHAREHOLDER OF RECORD OF THE COMPANY'S COMMON STOCK ON THE RECORD DATE (MAY 5, 1995).

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") relating to the shares of Common Stock that may be issued to Rights Holders. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto that the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Prospectus are the following documents filed by the Company with the Commission pursuant to the Exchange Act:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1994;

     2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

     3. the description of the Common Stock in the Company's registration statement filed under the Exchange Act with respect to the Common Stock, including any amendments and reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to SDNB Financial Corp., 1420 Kettner Boulevard, San Diego, California 92101,
Attention: Howard W. Brotman, telephone (619) 233-1234, ext. 717.

                          PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information, including consolidated financial statements, appearing elsewhere, or incorporated by reference, in this Prospectus.

                             The Company

     SDNB Financial Corp. (the "Company") is a registered bank holding company organized in 1982. The Company's principal subsidiary is San Diego National Bank, San Diego, California (the "Bank"), a national banking association organized in 1981, the deposits of which are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") up to applicable limits. Through the Bank, the Company provides general commercial banking services.
At March 31, 1995, the Company had consolidated assets of approximately $168 million, consolidated liabilities of approximately $157 million (which includes total deposits through the Bank of approximately $129 million), and shareholders' equity of approximately $11 million.
The Company's principal executive office is located at 1420 Kettner Boulevard, San Diego, California 92101, and its telephone number is (619) 233-1234. See "THE COMPANY."

                       The Subscription Offering

Shares Offered Hereby          Up to 769,582 shares of Common Stock.

Subscription Price             $4.34 per share of Common Stock.

Risk Factors                   See "RISK FACTORS" for a discussion
                               of certain important factors to be
                               considered by Holders.

Basic Subscription Rights      For each two shares of
                               Common Stock held of record as of the
                               close of business on May 5, 1995,
                               1995 (the "Record Date"), a Shareholder
                               will receive one Basic Subscription
                               Right.  The number of Basic Subscription
                               Rights distributed by the Company to each Shareholder will be rounded up to the nearest whole number. Each Rights Holder will have the right to purchase one share of Common Stock for each Basic
                               Subscription Right.  Rights Holders are
                               entitled to subscribe for all, or any
                               portion of, the shares of Common Stock
                               underlying their Basic Subscription
                               Rights.  Basic Subscription Rights will
                               be evidenced by Subscription Warrants.

Oversubscription Rights        A Rights Holder who
                               subscribes for the full number of shares of Common Stock underlying the Basic
                               Subscription Rights held by such Rights
                               Holder on the date of exercise (other
                               than in his or her capacity as a
                               participant in the San Diego National
                               Bank Deferred Savings Plan (the "Plan")) and evidenced by a Subscription Warrant will have the right to subscribe for additional shares of Common Stock that are not subscribed for by other Rights
                               Holders pursuant to their Basic
                               Subscription Rights.  Basic Subscription
                               Rights held by the Plan shall not be
                               eligible for Oversubscription Rights due to the prohibited transaction rules of the Internal Revenue Code and the Employee
                               Retirement Income Security Act of 1974.
                               There can be no assurance that any shares of Common Stock will be available to satisfy in whole or in part a Rights
                               Holder's request to subscribe for shares in excess of the shares underlying such Rights Holder's Basic Subscription
                               Rights.  Oversubscription Rights are
                               exercisable by all Rights Holders, other than the Plan, including transferees of Shareholders. See "THE SUBSCRIPTION
                               OFFERING - Oversubscription Rights."

Proration of
 Oversubscription Rights       If there are shares
                               available for sale pursuant to the
                               exercise of Oversubscription Rights and
                               the number of such shares is not
                               sufficient to satisfy in full all
                               subscriptions submitted pursuant to such requests, the available shares of Common
                               Stock will be allocated among the Rights
                               Holders who exercise Oversubscription
                               Rights pro rata based upon
                               the number of Basic Subscription Rights
                               held by each such Rights Holder on the
                               Expiration Date.

Principal Shareholder          On January 31, 1995, two
                               limited partnerships, of which WHR
                               Management Corp. is the general partner
                               (the two limited partnerships and WHR
                               Management Corp. are referred to herein, collectively, as "WHR"), agreed to purchase 510,121 shares of the Company's
                               Common Stock (the "Private Placement"),
                               which purchase was consummated on March 28, 1995. The 510,121 shares issued to WHR constitute 24.9% of the Company's outstanding Common Stock after such issuance (without taking into consideration shares to be issued in this Subscription Offering). In lieu of participating in the Subscription Offering,
                               WHR also agreed to purchase an additional
                               255,193 shares of Common Stock at $4.34
                               per share, for an aggregate purchase price of $1,107,538, if the Subscription Offering is fully subscribed, or such lesser amount so that after such purchase WHR will hold an aggregate of 24.9% of the outstanding Common Stock of the Company, taking into account the shares issued in the Subscription Offering.

Use of Proceeds                The net proceeds from the
                               sale of the Common Stock will be used for general corporate purposes, which may include investments in or extensions of credit to the Company's subsidiaries, the reduction of existing debt, and financing of possible future acquisitions of other banking institutions or related businesses. At the present time, the Company does not have any specific plans, agreements, or understandings, written or oral, pertaining to the proposed acquisition of any banking institution or related business.

Shares Currently
 Outstanding                   2,048,485 shares of Common
                               Stock, at May 24, 1995.

Subscription Agent             The Subscription Agent is
                               American Stock Transfer & Trust Company
                               (the "Subscription Agent").  See "THE
                               SUBSCRIPTION OFFERING - Subscription
                               Agent" for addresses and information
                               relating to the delivery of Subscription
                               Warrants and the payment of the aggregate
                               Subscription Price.

Information Agent              The Information Agent is
                               Western Financial Corporation.  The
                               Information Agent's toll-free telephone
                               number is (800) 488-5990.

Method of Exercising
 Subscription Rights           Basic Subscription Rights
                               and Oversubscription Rights may be
                               exercised by properly completing,
                               signing, and delivering the Subscription
                               Warrant accompanying this Prospectus,
                               together with payment in full of the
                               aggregate Subscription Price by either
                               bank certified check or cashier's check.
                               See "THE SUBSCRIPTION OFFERING - Method
                               of Exercising Subscription Rights."

Expiration Date                Rights Holders will be able
                               to exercise their Subscription Rights
                               until 5:00 p.m., New York time, on
                               July 7, 1995, unless such period is
                               extended by the Company, at its
                               option, to a date not later than
                               July 21, 1995.  After the Expiration
                               Date, Subscription Rights will no longer be exercisable to purchase shares of Common Stock and will have no value. See "Foreign Restrictions and
                               Undeliverable Subscription Warrants"
                               below for a summary of the restrictions
                               on the method of exercising Subscription
                               Rights held by shareholders whose record addresses are outside of the continental
                               United States or Canada, or are Army Post
                               Office ("A.P.O.") or Fleet Post Office
                               ("F.P.O.") addresses.

Amendments, Termination        The Company reserves the
                               right to amend the terms and conditions
                               of the Subscription Offering or to
                               terminate the Subscription Offering at
                               any time prior to delivery of the shares of Common Stock offered hereby. See "THE
                               SUBSCRIPTION OFFERING - Amendments and
                               Waivers; Termination."

Transferability of
 Subscription Rights           The Basic Subscription
                               Rights are transferable, and the right to subscribe for additional shares of Common
                               Stock pursuant to the Oversubscription
                               Rights is transferable with each Basic
                               Subscription Right.  DUE TO BURDENSOME
                               SECURITIES AND DEALER REGISTRATION
                               REQUIREMENTS OF THE FLORIDA SECURITIES
                               AND INVESTOR PROTECTION ACT, SUBSCRIPTION
                               RIGHTS MAY NOT BE TRANSFERRED TO, OR
                               EXCERCISED BY, A RESIDENT OF FLORIDA WHO
                               WAS NOT A SHAREHOLDER OF THE COMPANY'S
                               COMMON STOCK ON THE RECORD DATE (MAY 5, 1995).

                               The Basic Subscription Rights will be
                               tradable on the NASDAQ National Market
                               System (the "NASDAQ/NMS") until the end
                               of trading on the NASDAQ/NMS on the
                               Expiration Date. There is no assurance, however, that a market for the Basic Subscription Rights will develop.

                               The Subscription Agent
                               will attempt to sell Basic Subscription
                               Rights for the convenience of Rights
                               Holders, provided the Subscription
                               Warrant with the instructions for sale
                               properly executed is received by the
                               Subscription Agent before 11:00 a.m.,
                               New York time, on the Expiration Date.
                               No assurance can be given that the
                               Subscription Agent will be able to sell
                               any Basic Subscription Rights.

Foreign Restrictions and
 Undeliverable Subscription
 Warrants                      Subscription Warrants will
                               not be mailed to Shareholders whose
                               record addresses are outside the
                               continental United States or Canada, or
                               are A.P.O. or F.P.O. addresses.  Such
                               Subscription Warrants will be held by the Subscription Agent for such Shareholders' accounts until instructions are received to exercise or transfer the Subscription Rights. If no instructions have been received by 11:00 a.m., New York time, on the Expiration Date, the Subscription Agent will attempt to sell the Subscription Rights of those Shareholders together with the rights of Shareholders whose addresses are not known by the Company or the Subscription Agent or to whom delivery of a Subscription Warrant could not be made.

No Fractional Basic
 Subscription Rights . . .     No fractional Basic
                               Subscription Rights will be issued by the Company. The number of Basic
                               Subscription Rights distributed by the
                               Company to each Shareholder will be
                               rounded up to the nearest whole number.

NASDAQ/NMS Symbols             Common Stock - "SDNB."
                               Basic Subscription Rights - "SDNBR."

CUSIP Number . . . .           Basic Subscription Rights -
                               784082-11-7.

Federal Income Tax
 Considerations                For United States federal
                               income tax purposes, receipt of the
                               Subscription Rights by Shareholders
                               pursuant to the Subscription Offering
                               should be treated as a nontaxable
                               dividend distribution.  See "CERTAIN
                               FEDERAL INCOME TAX CONSIDERATIONS."

                             RISK FACTORS
Dividend Limitations

   The capital stock of San Diego National Bank (the "Bank") is one of the Company's two principal assets. See "THE COMPANY." As a national bank subject to the regulation of the Office of the Comptroller of the Currency (the "Comptroller"), the Bank is subject to legal limitations on the source and amount of dividends it is permitted to pay to the Company. The approval of the Comptroller is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the Comptroller, for that year, combined with its retained net profits for the preceding two years. The Bank had a net loss (as defined by the Comptroller) of approximately $1.49 million for 1993 and 1994, combined. Until the effects of that loss are overcome, the Bank will be precluded from paying dividends to the Company without the Comptroller's approval. The payment of dividends by the Bank may also be affected by other factors, such as requirements for the maintenance of adequate capital. In addition, the Comptroller and the Federal Deposit Insurance Corporation (the "FDIC") are authorized to determine under certain circumstances relating to the financial condition of a national bank whether the payment of dividends would be an unsafe or unsound banking practice and to prohibit payment thereof. Finally, under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), an insured depository institution is prohibited from making any capital distribution to its owner, including any dividend, if, after making such distribution, the depository institution fails to meet the required minimum level for any relevant capital measure, including the risk-based capital adequacy and leverage standards discussed under "Capital" below.

   The Company and the Federal Reserve Bank of San Francisco ("Reserve Bank") entered into an agreement on November 20, 1992, pursuant to which the Company must obtain the approval of the Reserve Bank prior to, among other actions, the declaration of any cash dividends.

Capital

   The Federal Reserve Board (the "Reserve Board") and the Comptroller have adopted risk-based capital adequacy guidelines for bank holding companies and banks under their supervision. Under the Comptroller's guidelines, a bank is "well capitalized" (the highest rating) if its so called "Tier 1 capital" and "total capital" as a percentage of risk-weighted assets and certain off-balance sheet instruments are at least 6% and 10%, respectively. Under the Reserve Board guidelines, the Tier 1 capital and total capital of all bank holding companies must be at least 4% and 8%, respectively.

   The Reserve Board and the Comptroller have also imposed a leverage standard to supplement their risk-based ratios. This leverage standard focuses on a banking institution's ratio of Tier 1 capital to average total assets adjusted for goodwill and certain other items. Under these guidelines, banking institutions that meet certain criteria, including excellent asset quality, high liquidity, low interest rate exposure, and good earnings, and have received the highest regulatory rating must maintain a ratio of Tier 1 capital to total assets of at least 3%. Institutions not meeting these criteria, as well as institutions with supervisory, financial, or operational weaknesses, along with those experiencing or anticipating significant growth, are expected to maintain a Tier 1 capital to total assets ratio equal to at least 4% to 5%.

   As reflected in the following table, the risk-based capital ratios and leverage ratios of the Company and the Bank, as of March 31, 1995, exceeded the fully phased-in risk-based capital adequacy guidelines and the leverage standard.

                    Capital Components and Ratios
                        (Dollars in Thousands)

                                                March 31, 1995
                                             Company         Bank
Capital Components:
   Tier 1 capital                           $  11,454     $  11,913
   Total capital                               12,963        13,682

Risk-weighted assets
and off-balance sheet
instruments                                   119,979       108,669

Regulatory Capital
Tier 1 capital risk-based:
     Actual                                      9.55%        10.96%
     Required                                    4.00          6.00
     Excess                                      5.55%         4.96%

Total risk-based:
     Actual                                     10.80%        12.22%
     Required                                    8.00         10.00
     Excess                                      2.80%         2.22%

Leverage:
     Actual                                      7.63%         7.94%
     Required                                    5.00          5.00
     Excess                                      2.63%         2.94%

     FDICIA requires each federal banking agency, including the Reserve Board, to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and the risk of non-traditional activities, and reflect the actual performance and expected risk of loss on multifamily mortgages. The Reserve Board, the FDIC, and the Comptroller have issued proposed rules whereby exposures to interest rate risk would be measured as the effect that a specified change in market interest rates would have on the net economic value of a bank. This economic perspective considers the effect that changing market interest rates may have on the value of a bank's assets, liabilities, and off-balance sheet positions. Institutions with interest rate risk exposure in excess of a threshold level would be required under the proposed rules to hold additional capital proportional to that risk. The Reserve Board, the FDIC, the Comptroller, and the Office of Thrift Supervision have issued a final rule amending the risk-based capital guidelines to take account of concentration of credit risk and the risk of non-traditional activities. The final rule amends each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage those risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The final rule became effective on January 17, 1995. The final rule has not materially impacted on the Company's capital requirements, but there can be no assurance that the adoption of other proposals implementing FDICIA will not have an adverse impact on the Company's capital requirements.

   Bank regulators and legislators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, management is unable to predict whether and when higher capital requirements would be imposed and, if imposed, at what levels and on what schedule.

Dilution

   Due to the Private Placement, Shareholders have suffered a dilution in their voting rights and in their percentage interest in any future net earnings of the Company. In addition, Shareholders who do not exercise their Basic Subscription Rights in full will suffer an additional dilution in their voting rights and in their percentage interest in any future net earnings of the Company. All Shareholders have suffered a reduction in the per share book value of the shares of Common Stock currently held by them as a result of the sale of the 510,121 shares to WHR at less than book value in the Private Placement and will suffer an additional reduction as a result of the sale of shares to subscribing Rights Holders at less than book value in the Subscription Offering and the sale of additional shares to WHR at less than book value as discussed below under "Principal Shareholder" and "THE SUBSCRIPTION OFFERING - Private Placement."

   The following tables show the detail of such dilution (assuming, respectively, all Subscription Rights are exercised and half of the Subscription Rights are exercised):

                              Number of
                               Shares        Shareholders'   Per Share
Fully Subscribed             Outstanding        Equity       Book Value

March 31, 1995 amounts        2,048,485      $11,224,138        $5.48
  (includes initial issuance
   to WHR at $4.34 per share)

                                               Proforma       Proforma
                                             Shareholders'   Per Share
                                                Equity       Book Value

Rights offering @ $4.34
  per share                     769,582        3,339,986

Additional issuance to
WHR @ $4.34 per share           255,193        1,107,538

Less estimated costs                            (350,000)

Totals                        3,073,260      $15,321,662        $4.99


                              Number of
                               Shares        Shareholders'   Per Share
Half subscribed              Outstanding        Equity       Book Value

December 31, 1994 amounts     2,048,485      $11,224,138        $5.48

                                               Proforma       Proforma
                                             Shareholders'   Per Share
                                                Equity       Book Value

Rights offering @ $4.34
  per share                     384,791        1,669,993

Additional issuance to
WHR @ $4.34 per share           127,596          553,767

Less estimated costs                            (350,000)

Totals                        2,560,872      $13,097,898        $5.11



No Minimum Size of Offering

     No minimum amount of proceeds is required for the Company to consummate the Subscription Offering.

     No assurance can be given regarding the amount of proceeds that the Company will receive from the Subscription Offering. See "THE SUBSCRIPTION OFFERING." The Company does not know if Holders will exercise their Subscription Rights. The Company does not have a commitment from any person to purchase any shares of Common Stock that remain unsold after the termination of the Subscription Offering.

Right to Terminate and Amend the Subscription Offering

     The Company expressly reserves the right, in its sole discretion, at any time prior to delivery of the shares of Common Stock offered in the Subscription Offering, to terminate the Subscription Offering by giving oral or written notice thereof to the Subscription Agent and making a public announcement thereof. If the Subscription Offering is so terminated, all funds received from Rights Holders will be promptly refunded, without interest. The Company also reserves the right to amend the terms and conditions of the Subscription Offering. See "SUBSCRIPTION OFFERING - Amendments and Waivers; Termination."

Market Considerations

     It is possible that although a Rights Holder may subscribe for shares at a time when the Subscription Price is less than the prevailing market price, the market price of the Common Stock may decline during the subscription period after such Rights Holder exercises its Subscription Rights. The election of a Rights Holder to exercise Subscription Rights in the Subscription Offering is irrevocable. In addition, there can be no assurance that, following the Subscription Offering, a subscribing Rights Holder will be able to sell shares purchased in the Subscription Offering at a price equal to or greater than the Subscription Price. Moreover, until stock certificates are delivered, subscribing Rights Holders may not be able to sell the shares of Common Stock which they have purchased in the Subscription Offering.

     No interest will be paid to Rights Holders on funds delivered to the Subscription Agent pursuant to the exercise of Subscription Rights.

     The Company has been informed by the National Association of Securities Dealers, Inc. (the "NASD") that the Basic Subscription Rights will not trade on a "when issued" basis (i.e., traded securities having no settlement date at the time the trade is executed with delivery at a future date to be determined by the Uniform Practice Committee of the NASD after the date of the issuance or distribution of the traded securities) but will trade "regular way" (i.e., prior to June 7, 1995, traded securities to be delivered on the fifth business day following the date of the transaction and, on or after June 7, 1995, traded securities to be delivered on the third business day following the date of the transaction) until the Expiration Date.

Litigation

     In January 1993, the Bank was named as a defendant in an adversary proceeding in Bankruptcy Court filed by Pioneer Liquidating Corporation ("PLC"), successor to six bankrupt Pioneer Mortgage Company entities (collectively, "Pioneer"). Investors in Pioneer had previously filed suit against the Bank, which litigation was settled in 1992. The PLC case has been transferred to United States District Court. The PLC complaint, which does not specify the amount of damages, alleges that the Bank and five other banks received preferential payments and voidable transfers from Pioneer prior to the filing of the Chapter 11 petition in January 1991. The attorneys for PLC have alleged recoverable transfers from the Bank in excess of $14 million but have stated informally that they are seeking recovery of approximately $1.75 million. Of the $1.75 million, the sum of $250,000 would be in cash with the balance in the form of charged-off Bank loans. PLC and the Bank have been engaged in ongoing settlement negotiations, however, as yet no resolution has been reached. As of March 31, 1995, the Bank has set aside a provision of $250,000 for resolution of this litigation.

Interests of WHR

     At May 24, 1995, there were 2,048,485 shares of
Common Stock of the Company outstanding and entitled to vote. As of such date, WHR beneficially owned 510,121 shares of Common Stock, representing 24.9% of the outstanding shares of Common Stock. In lieu of participating in the Subscription offering, WHR is obligated to purchase an additional 255,193 shares of the Company's Common Stock at $4.34 per share, for an aggregate purchase price of $1,107,538, if the Subscription Offering is fully subscribed, or such lesser amount so that after such purchase WHR will hold anaggregate of 24.9% of the outstanding Common Stock of the Company, taking into account the shares issued in the Subscription Offering.

     There is a pre-existing relationship between the Bank and Danielson Trust Company ("Danielson"), an affiliate of WHR, in which the Bank refers potential trust customers to Danielson for a referral fee. The Company has been informed that Danielson has over $4 billion in trust assets under administration. The referral fee arrangement is conducted on an arm's-length basis and on market terms and conditions. It is not a significant financial transaction for either the Bank or Danielson. The Company is also advised that a corporation controlled by Charles I. Feurzeig, the Chairman of the Company's Board of Directors, is a customer of Danielson, with an account of approximately $800,000 under administration. There are no other affiliations, other than those described herein, between WHR and the Company or any of the Company's officers and directors.

Special Considerations Affecting the San Diego National Bank Deferred
Savings Plan

     On May 22, 1995, the Company submitted an exemption request with the Department of Labor (the "DOL") with respect to the exercise of Subscription Rights by the San Diego National Bank Deferred Savings
Plan (the "Plan"), which request, if approved, will be retroactively effective to the Expiration Date. The Company has been advised that the Plan intends to obtain an opinion of an independent financial advisor to the effect that the Subscription Price is not in excess of the fair market value of the Common Stock. In the event that the exemption request is not approved by the DOL or the opinion is not obtained by the Plan, any Subscription Rights exercised by the Plan, or Common Stock issued to the Plan pursuant to such exercise, will be invalidated by the Company and the aggregate Subscription Price paid by the Plan to exercise such Subscription Rights will be returned to the Plan, without interest.

                      THE SUBSCRIPTION OFFERING

     The Company is offering (the "Subscription Offering") up to 769,582 shares of its Common Stock, no par value ("Common Stock"), to holders of record of its Common Stock (the "Shareholders") at the close of business on May 5, 1995 (the "Record Date"), pursuant to transferable subscription rights (the "Basic Subscription Rights" and, together with the Oversubscription Rights, the "Subscription Rights"). The subscription price is $4.34 per share (the "Subscription Price"). Holders of Subscription Rights, including transferees of Shareholders (collectively, the "Rights Holders" and, together with the Shareholders, the "Holders"), will be able to exercise their Subscription Rights until 5:00 p.m., New York time, on July 7,
1995 (such date, as it may be extended by the Company, being the "Expiration Date"), subject to extension at the option of the Company to a date not later than July 21, 1995. Subscription Rights not exercised by 5:00 p.m., New York time, on the Expiration Date will be void. After the Expiration Date, Subscription Rights will no longer be exercisable to purchase shares of Common Stock and will have no value. The term "Shareholder" includes financial institutions that are participants in a securities depository, such as The Depository Trust Company, and that held shares of Common Stock on the Record Date in such securities depository.

Private Placement

     On January 31, 1995, two limited partnerships, of which WHR Management Corp. is the general partner (the two limited partnerships and WHR Management Corp. are referred to herein, collectively, as "WHR"), entered into an agreement (the "Stock Purchase Agreement") with the Company whereby WHR agreed to purchase, in compliance with regulatory requirements, shares of the Company's Common Stock in an amount equal to 24.9% of the Company's outstanding Common Stock after such issuance (without taking into consideration shares to be issued in this Subscription Offering).

     On March 28, 1995, the Company issued to WHR 510,121 shares of Common Stock for an aggregate price of $2,213,925 ($4.34 per share). At that date, the reported closing bid price for the Company's Common Stock on the NASDAQ National Market System (the "NASDAQ/NMS") was $3.25 per share. The book value of the Company's Common Stock on March 31, 1995 was $5.48.

     Pursuant to the Stock Purchase Agreement, and in lieu of participating in the Subscription Offering, WHR is obligated to purchase an additional 255,193 shares of the Company's Common Stock at $4.34 per share for an aggregate purchase price of $1,107,538, if the Subscription Offering is fully subscribed, or such lesser amount so that after such purchase WHR holds an aggregate of 24.9% of the outstanding Common Stock of the Company, taking into account the shares issued in the Subscription Offering.

Purpose of Offering

     Common Stock qualifies as Tier I capital of the Company for regulatory purposes, and the issuance of additional Common Stock pursuant to the Subscription Offering will enhance the Company's capital structure. See "USE OF PROCEEDS" for a discussion of the Company's intended use of the proceeds from the Subscription Offering.

Basic Subscription Rights

     For each two shares of Common Stock held of record as of the close of business on the Record Date, a Shareholder will receive one Basic Subscription Right. No fractional Basic Subscription Rights will be issued by the Company. The number of Basic Subscription Rights distributed by the Company to each Shareholder will be rounded up to the nearest whole number. Each Rights Holder will have the right to purchase one share of Common Stock for each Basic Subscription Right. Rights Holders are entitled to subscribe for all, or any portion of, the shares of Common Stock underlying their Basic Subscription Rights. Subscription Rights are evidenced by subscription warrants ("Subscription Warrants") which are being distributed to the Company's Shareholders contemporaneously with the delivery of this Prospectus.

Oversubscription Rights

     A Rights Holder who subscribes for the full number of shares of Common Stock underlying the Basic Subscription Rights held by such Rights Holder on the date of exercise (other than in his or her capacity as a participant in the Plan) and evidenced by a Subscription Warrant will have the right to subscribe for additional shares of Common Stock (the "Oversubscription Rights"). Basic Subscription Rights held by the Plan shall not be eligible for Oversubscription Rights due to the prohibited transaction rules of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974.

     Rights Holders will be entitled to purchase additional shares of Common Stock to the extent available as a result of other Holders electing not to subscribe, or subscribing for fewer shares than those to which they are otherwise entitled, pursuant to their respective Basic Subscription Rights. Subject to the aggregate number of shares of Common Stock offered in this Subscription Offering, there is no limitation on the number of shares of Common Stock for which an eligible Rights Holder may elect to oversubscribe. However, if there are shares available for sale pursuant to the exercise of Oversubscription Rights, and if the number of such shares is not sufficient to satisfy in full all oversubscriptions submitted pursuant to such requests, the available shares of Common Stock will be allocated among the Rights Holders who exercise such Oversubscription Rights pro rata based upon the number of Basic Subscription Rights held by each such Rights Holder on the Expiration Date. If the amount so allocated exceeds the amount subscribed for pursuant to the exercise of a Rights Holder's Oversubscription Rights, the excess will be reallocated among those Rights Holders whose subscriptions are not fully satisfied on the same principle, until all available shares have been allocated or all exercises of Oversubscription Rights have been satisfied. There can be no assurance, however, that any shares of Common Stock will be available to satisfy in whole or in part any Rights Holder's request to subscribe for additional shares in excess of the shares underlying such Rights Holder's Basic Subscription Rights.

     To exercise the Oversubscription Rights properly, the appropriate section on the Subscription Warrant must be completed, and payment in full of the aggregate Subscription Price for the additional shares of Common Stock must accompany the Subscription Warrant. Payments for oversubscriptions will be deposited upon receipt by the Subscription Agent, and refunds will be made promptly after the Expiration Date, without interest, to the extent oversubscriptions are not honored due to proration or otherwise. Oversubscription Rights are exercisable by all Rights Holders, other than the Plan, including transferees of Shareholders.

No Fractional Basic Subscription Rights

     No fractional Basic Subscription Rights will be issued by the Company. The number of Basic Subscription Rights distributed by the Company to each Shareholder will be rounded up to the nearest whole number.


Method of Exercising Subscription Rights

     Basic Subscription Rights and Oversubscription Rights may be exercised by properly completing, signing, and delivering the Subscription Warrant accompanying this Prospectus, together with payment in full of the aggregate Subscription Price for shares of Common Stock subscribed for pursuant to Basic Subscription Rights and Oversubscription Rights. Subscription Warrants and payments must be received by the Subscription Agent before 5:00 p.m., New York time, on the Expiration Date, at the address provided below under "Subscription Agent." Payment of the aggregate Subscription Price must be made in United States dollars and must be made by bank certified check or cashier's check, payable to the order of the Subscription Agent. ONCE A HOLDER HAS EXERCISED A SUBSCRIPTION RIGHT, THE EXERCISE IS IRREVOCABLE UNLESS, IN THE JUDGMENT OF THE COMPANY, THERE IS A MATERIAL AMENDMENT TO THE SUBSCRIPTION OFFERING AND THE SUBSCRIPTION RIGHT IS EXERCISED BEFORE SUCH AMENDMENT. See "Amendments and Waivers; Termination" below. See "Foreign Restrictions and Undeliverable Subscription Warrants" below for a discussion of restrictions on the method of exercising Subscription Rights held by Shareholders whose record addresses are outside of the continental United States or Canada, or are A.P.O. or F.P.O. addresses.

     The method of delivery of Subscription Warrants and payments of any Subscription Price to the Subscription Agent is at the risk of the Rights Holder. The Company suggests that Express Mail or similar overnight carrier be used to ensure timely delivery. If delivery is made by regular mail service, the use of registered or certified mail, return receipt requested, properly insured, is recommended. COMPLETED SUBSCRIPTION WARRANTS AND PAYMENTS SHOULD BE MAILED OR DELIVERED TO THE SUBSCRIPTION AGENT AND NOT TO THE COMPANY. QUESTIONS

SHOULD BE DIRECTED TO THE INFORMATION AGENT OR THE SUBSCRIPTION AGENT. SEE "SUBSCRIPTION AGENT" AND "INFORMATION AGENT" BELOW.

     A Rights Holder who subscribes for fewer than all of the shares represented by such Holder's Subscription Warrants may, under certain circumstances, (i) direct the Subscription Agent to attempt to sell its remaining Basic Subscription Rights, or (ii) receive from the Subscription Agent a new Subscription Warrant representing the unused Basic Subscription Rights. See "Partial Exercise or Sale of Rights" below. A Rights Holder's election to exercise its Oversubscription Rights must be made at the time such Rights Holder exercises fully the Basic Subscription Rights.

Late Delivery of Subscription Warrants

     If, prior to 5:00 p.m., New York time, on the Expiration Date, the Subscription Agent has received full payment as specified above for the total number of shares of Common Stock subscribed for, together with a letter or telegram from a bank or trust company or a member of a national securities exchange in the United States stating the name of the subscriber, the number of Subscription Rights represented by the Subscription Warrant, and the number of shares of Common Stock subscribed for, and guaranteeing that the Subscription Warrant will be delivered to the Subscription Agent within five business days after Subscription Agent's receipt of payment, such subscription will be accepted by the Subscription Agent, subject to the withholding of the stock certificates representing the shares of Common Stock subscribed for pending receipt of the duly executed Subscription Warrant within such five day period.

Delivery of Stock Certificates; Refunds

     Certificates representing shares of Common Stock subscribed for and issued, together with any refund, without interest, of the aggregate Subscription Price for shares of Common Stock subscribed for pursuant to Oversubscription Rights but not issued, will be mailed promptly after the Expiration Date. Certificates for shares of Common Stock issued pursuant to the exercise of Subscription Rights will be registered in the name of the Rights Holder exercising such Subscription Rights. The Subscription Agent will place all proceeds of the Subscription Offering into an escrow account until such funds are transferred to the Company or refunded to Rights Holders at the completion or termination of the Subscription Offering. No interest will be paid to Rights Holders on funds delivered to the Subscription Agent pursuant to the exercise of the Subscription Rights. The shares of Common Stock subscribed for pursuant to the Subscription Offering will be issued and sold as of the Expiration Date.

Transferability of Subscription Rights

     Rights Holders may attempt to sell their Basic Subscription Rights through transactions on the NASDAQ/NMS, by the delivery of sale instructions to the Subscription Agent, or otherwise. Basic Subscription Rights traded on the NASDAQ/NMS may be bought or sold through usual investment channels, including banks or brokers. There has been no prior trading in the Basic Subscription Rights, and no assurance can be given that a trading market will develop for the Basic Subscription Rights.

     DUE TO BURDENSOME SECURITIES AND DEALER REGISTRATION REQUIREMENTS
OF THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT, SUBSCRIPTION RIGHTS MAY NOT BE TRANSFERRED TO, OR EXERCISED BY, A RESIDENT OF
FLORIDA WHO WAS NOT A SHAREHOLDER OF RECORD OF THE COMPANY'S COMMON STOCK ON THE RECORD DATE (MAY 5, 1995).

     Basic Subscription Rights may be transferred in whole by endorsing the Subscription Warrant for transfer. Rights Holders who elect to sell their Basic Subscription Rights in part may effect such sales in the manner described in "Partial Exercise or Sale of Rights" below.
The right to subscribe for additional shares of Common Stock pursuant to the Oversubscription Rights is transferable with each Basic Subscription Right. All commissions, fees, and other expenses (including brokerage commissions and any transfer taxes) incurred in connection with the purchase or sale of Basic Subscription Rights are for the account of the transferor or the transferee of the Basic Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company or the Subscription Agent.

     The Subscription Agent will attempt to sell Basic Subscription Rights in the open market for the convenience of Rights Holders as soon as practical after receipt by the Subscription Agent of an applicable Subscription Warrant with the instructions for sale properly executed; provided that such Subscription Warrant is received by the Subscription Agent by 11:00 a.m., New York time, on the Expiration Date. A Rights Holder for which the Subscription Agent sells Basic Subscription Rights on any given day will receive for each of its Basic Subscription Rights the net weighted average sales price of all Basic Subscription Rights sold on that day by the Subscription Agent. The net weighted average sales price will be calculated by dividing the total proceeds from all sales realized by the Subscription Agent on the day of sale by the total number of Basic Subscription Rights sold by the Subscription Agent on that day and then subtracting a pro rata portion of any applicable brokerage commissions, taxes, and other expenses. No assurance can be given that the Subscription Agent will be able to sell any Basic Subscription Rights.

Foreign Restrictions and Undeliverable Subscription Warrants

     Because of the short exercise period for the Subscription Rights, Subscription Warrants will not be mailed to Shareholders whose record addresses are outside the continental United States or Canada, or are A.P.O. or F.P.O. addresses. Subscription Warrants will be held by the Subscription Agent for such Shareholders' respective accounts until instructions are received to exercise or transfer the Subscription Rights. If no instructions have been received by 11:00 a.m., New York time, on the Expiration Date, the Basic Subscription Rights of those Shareholders, together with the Basic Subscription Rights of those Shareholders whose addresses are not known by the Company or the Subscription Agent or to whom delivery of a Subscription Warrant could not be made, will be sold, subject to the Subscription Agent's ability to find a purchaser. See "Transferability of Basic Subscription Rights" above for a description of how the Subscription Agent will attempt to sell Basic Subscription Rights. The net proceeds, if any, resulting from all sales of Basic Subscription Rights of Shareholders whose addresses are not known by the Subscription Agent or to whom delivery could not be made will be held in a non-interest bearing account at the Bank. Any amounts remaining unclaimed on the second anniversary of the Expiration Date will be turned over to the Company and, after such date but before any such amounts become subject to the unclaimed property law of any state, any person claiming such proceeds will, as an unsecured general creditor of the Company, be able to look only to the Company for payment thereof.

Partial Exercise or Sale of Rights

     Rights Holders who elect to exercise their Basic Subscription Rights in part or to sell their Basic Subscription Rights in part may do so by delivering to the Subscription Agent at the address set forth under "Subscription Agent" below, a Subscription Warrant that has been properly endorsed for subscription or sale, or for part subscription and part sale, with instructions to issue to the submitting Rights Holder a Subscription Warrant representing Basic Subscription Rights not sold or exercised. The right to subscribe for additional shares of Common Stock pursuant to the Oversubscription Rights is transferable with each Basic Subscription Right.

     A new Subscription Warrant will be issued to a submitting Rights Holder upon the partial exercise or sale of Basic Subscription Rights only if the Subscription Agent receives a properly endorsed Subscription Warrant not later than 11:00 a.m., New York time, on the Expiration Date. After such time and date, no new Subscription Warrants will be issued. Accordingly, after such time and date a Rights Holder exercising less than all of such Holder's Basic Subscription Rights will lose the power to sell or exercise any remaining Basic Subscription Rights. A new Subscription Warrant will be sent by first class mail to the submitting Rights Holder if the Subscription Agent receives the properly completed Subscription Warrant by 11:00 a.m., New York time, on the fourth business day before the Expiration Date. Unless the submitting Rights Holder makes other arrangements with the Subscription Agent, a new Subscription Warrant issued after 11:00 a.m., New York time, on the fourth business day before the Expiration Date will be held for pick-up by the submitting Rights Holder at the Subscription Agent's


New York hand delivery address provided under "Subscription Agent" below. All deliveries of newly issued Subscription Warrants will be at the risk of the submitting Rights Holder.

Amendments and Waivers; Termination

     The Company reserves the right to extend the Expiration Date to a date not later than the last date provided in the first paragraph on the cover page of this Prospectus and to otherwise amend the terms and conditions of the Subscription Offering, whether the amended terms are less or more favorable to the Holders. If any such amendment to the terms and conditions of the Subscription Offering constitutes, in the judgment of the Company, a material adverse change to Holders, the Company will deliver to Shareholders a new prospectus incorporating such amendment and the Company will set a new expiration date which will be a minimum of ten business days from the date of the amended prospectus. Properly completed subscriptions received or in transit prior to such amendment, unless revoked before the new expiration date, will be honored.

     All questions as to the validity, form, eligibility (including time of receipt and record ownership), and acceptance of any exercise of Subscription Rights shall be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Subscription Offering or not in proper form or if the acceptance thereof or the issuance of shares of Common Stock pursuant thereto could be deemed unlawful. The Company also reserves the right to waive any deficiency or irregularity with respect to the exercise of any Subscription Warrant.

     The Company reserves the right, in its sole discretion, at any time prior to delivery of the shares of Common Stock offered hereby, to terminate the Subscription Offering by giving oral or written notice thereof to the Subscription Agent and making a public announcement thereof. If the Subscription Offering is so terminated, all funds received from Holders will be promptly refunded, without interest.

Determination of Subscription Price and Fairness Opinion

     The Subscription Price was determined by the Company in consultation with its financial advisor, Hoefer & Arnett, Incorporated ("Hoefer & Arnett"), and was based upon the price paid by WHR in the Private Placement. In determining the price to be paid by WHR in the Private Placement, and, thus, the Subscription Price, the Company considered, among other things, such factors as the prevailing market price and book value of the Company's Common Stock, the business prospects of the Company, and the general condition of the securities markets at the time of the Private Placement.

     The Company has received from Hoefer & Arnett an opinion dated December 14, 1994, to the effect that based on, among other things, the trading history of the Common Stock, the publicly available financial information regarding the Company (no more recent than the Company's Quarterly Report on Form 10-Q for the quarter ended September 30,
1994), discussions with management regarding the terms of the Subscription Offering, and a review of the terms and conditions of rights offerings of other publicly traded companies, the consideration to be received pursuant to the Subscription Offering and the Private Placement and the terms and conditions that exist as of the date of the opinion, taken as a whole, are fair from a financial point of view to the shareholders of the Company. The full text of Hoefer & Arnett's opinion, which has not been updated to the date of this Prospectus, is set forth as an Appendix to this Prospectus and should be read in its entirety with respect to the assumptions made and other matters considered and limitations on the review undertaken. The Company has paid Hoefer & Arnett $35,000.00 as financial advisory fees for its services. In addition, Hoefer & Arnett will be indemnified against certain liabilities, including liabilities under the securities laws.

Market Conditions

     It is possible that a Rights Holder may subscribe for shares of Common Stock at a time when the Subscription Price is less than the prevailing market price. The market price of the Common Stock, however, may decline during the subscription period after such Rights Holder exercises its Subscription Rights. The election of a Rights Holder to exercise Subscription Rights in the Subscription Offering is irrevocable unless, in the judgment of the Company, there is a material amendment to the Subscription Offering and the Subscription Rights were exercised before such amendment. See "Amendments and Waivers; Termination" above. In addition, there can be no assurance that following the Subscription Offering a subscribing Rights Holder will be able to sell shares purchased in the Subscription Offering at a price equal to or greater than the Subscription Price. Moreover, until certificates are delivered, subscribing Rights Holders may not be able to sell the shares of Common Stock which they have purchased in the Subscription Offering. Certificates representing shares of Common Stock issued in the Subscription Offering will be mailed to subscribing Rights Holders at the addresses appearing on their Subscription Warrant promptly following the Expiration Date.


Regulatory Limitation

     The Company will not be required to issue Subscription Rights or shares of Common Stock pursuant to the Subscription Offering to any Holder to whom such issuance is prohibited by law or regulation or to anyone who would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, on the Expiration Date, such clearance or approval has not been obtained. If the Company elects not to issue shares in such a case, such shares will become available to satisfy the exercise of Oversubscription Rights.

     The Federal Change in Bank Control Act of 1978, as amended (the "Act"), generally prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act (such as the Common Stock of the Company) would, under the circumstances set forth in the presumption, constitute the acquisition of control. WHR has filed a written notice under the Act with respect to its acquisition of shares in the Company, and the Company has been informed by the Reserve Board that it does not object to the acquisition by WHR of 24.9% of the Company's Common Stock based on the information contained in the notice.

     In addition, any "company" would be required to obtain the approval of the Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA") before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding Common Stock of, or such lesser number of shares as constitute control over, the Company.

No Board or Financial Advisor Recommendation

     An investment in the Common Stock must be made pursuant to each investor's evaluation of its, his, or her best interests. ACCORDINGLY, NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR ITS FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO THE RIGHTS HOLDERS REGARDING WHETHER THEY SHOULD EXERCISE THEIR SUBSCRIPTION RIGHTS.

No Commitment to Purchase Unsold Shares

     The Company does not have a commitment from any person to purchase any shares of Common Stock which remain unsold after the completion of the Subscription Offering. WHR does not have the right to participate in the Subscription Offering. See "RISK FACTORS - Principal Shareholder."

Subscription Agent

     American Stock Transfer & Trust Company will act as the Company's agent to accept exercises of Subscription Rights (the "Subscription Agent"). All communications to the Subscription Agent, including the delivery of Subscription Warrants and payment of the aggregate
Subscription Price, should be addressed as follows:

                         American Stock Transfer & Trust Company
                         6201 15th Avenue, Floor 3L
                         Brooklyn, New York  11219
                         Attn:  Cynthia Trotman

Information Agent

     Western Financial Corporation will serve as Information Agent for the Subscription Offering. Any questions or requests for assistance concerning the method of subscribing for shares of Common Stock or for additional copies of this Prospectus or Subscription Warrants can be directed to the Information Agent as follows:

                         Western Financial Corporation
                         600 "B" Street, Suite 1904
                         San Diego, California  92101
                         Attn:  Howard B. Levenson

                             THE COMPANY

     The Company is a bank holding company incorporated under the laws of the State of California and is registered under the BHCA. The Company's principal assets are the capital stock of the Bank and its joint venture interest in the office building which houses the Company and the Bank (the "Bank Building"). As of March 31, 1995, the
Company had consolidated assets of approximately $168 million, consolidated liabilities of approximately $157 million (which includes total deposits through the Bank of approximately $129 million), and shareholders' equity of approximately $11 million.

     The Company, through the Bank, engages in a general commercial banking business in the metropolitan San Diego area. The Bank was granted its Charter by the Comptroller on November 12, 1981, and commenced operations as a national bank on the same date. The Bank had assets of approximately $156 million as of March 31, 1995. The Bank focuses primarily upon wholesale commercial banking operations, emphasizing the needs of small and medium size business firms and corporations and the personal banking needs of business executives and professional persons located in the Bank's immediate service area.

     The Company is a joint venture partner in the San Diego National Bank Building Joint Venture (the "Joint Venture"), a partnership formed for the purpose of constructing and developing the Bank Building. The Joint Venture is 62% owned by the Company and the Company is the general partner. In addition, the Company owns SDNB Mortgage Bankers, a California corporation, which is currently inactive.


                           USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock in the Subscription Offering will be used for general corporate purposes, which may include investments in or extensions of credit to the Company's subsidiaries, reduction of existing debt, or financing possible future acquisitions of other banking institutions or related businesses. At the present time, the Company does not have any specific plans, agreements, or understandings, written or oral, pertaining to the proposed acquisition of any banking institution or related business.

     The Company is obligated to utilize $250,000 of the proceeds from the Private Placement to make a loan to the Joint Venture, which in turn will use the funds to make a partial payment on a note (the
"PV Note") owed to Pacific View Construction Co., Inc. ("Pacific View"), which is secured by a second trust deed (the "Second Trust Deed") on the Bank Building. Pacific View is a corporation controlled by Charles I. Feurzeig, Chairman of the Company's Board of Directors.
The PV Note and Second Trust Deed have been assigned to River Forest Bank as collateral for other loans made by that bank to Pacific View and other entities controlled by Mr. Feurzeig. Murray L. Galinson, the Company's President and Chief Executive Officer, and his wife own less than 2% of the outstanding shares of the holding company of River Forest Bank. The family of Mr. Galinson's wife owns a controlling interest in such holding company. The Joint Venture owes Pacific View $1.9 million on the PV Note.

     The PV Note originally was scheduled to mature on January 4, 1995, at an interest rate of "prime" (8.5% at January 31, 1995) plus one and one-half percent. The PV Note recently was modified to fix the interest rate at ten percent (10%) per annum and extend the due date to April 1, 1997, and to provide for a further mandatory payment of principal in the event the Company realizes an aggregate of $4.447 million of gross proceeds from the Subscription Offering and the subsequent additional investment by WHR. In such event, the Company shall purchase from the Bank and lend to the Joint Venture, which shall then assign and transfer to Pacific View, without recourse or reserve of any type, certain notes evidencing loans in the aggregate stated principal amount of approximately $1.1 million and the amount of the PV Note shall be correspondingly reduced. In addition, if the Company realizes less than the $4.447 million of gross proceeds from the Subscription Offering and the subsequent additional investment by WHR, but is still willing and able to purchase such notes from the Bank and lend them to the Joint Venture, the Joint Venture shall have the option to prepay the PV Note in the amount of the outstanding principal balance of the notes purchased from the Bank.

                            CAPITALIZATION

     The following tables set forth the consolidated capitalization of the Company as of March 31, 1995, and as adjusted to give effect to the issuance of the Common Stock in the Private Placement, the Subscription Offering, and the second issuance to WHR (assuming, respectively, all Subscription Rights are exercised and half of the Subscription Rights are exercised). The tables should be read in conjunction with the detailed information and consolidated financial statements and related notes incorporated by reference herein. See "INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE."

                                                   As of March 31, 1995

                                                                 As
Fully Subscribed                                   Actual    Adjusted(1)

                                                  (Dollars in Thousands)

Liabilities:
  Deposit accounts                                $ 129,212  $  129,212
  Securities sold under agreement to repurchase      14,333      14,333
  Accrued interest payable and other liabilities        802         802
  Notes payable                                      12,454      12,454
     Total liabilities                              156,801     156,801

Shareholders' Equity:
  Common stock, no par value;
   authorized 15,000,000 shares,
   issued and outstanding 2,048,485 shares
   (as adjusted: 3,073,260)                       $  16,648   $  20,746
  Accumulated deficit                                (5,194)     (5,194)
  Net unrealized holding losses in                     (230)       (230)
   available-for-sale securities
     Total shareholders' equity                      11,224      15,322

          Total capitalization                    $ 168,025   $ 172,123

(1) Adjusted to reflect the issuance of 1,024,775 shares of Common Stock offered by the Company assuming: (a) exercise of all Subscription Rights; (b) an issue price of $4.34 per share in the Subscription Offering; (c) the purchase of 255,193 shares of Common Stock by WHR at $4.34 per share subsequent to the Subscription Offering;
     and (d) aggregate estimated selling costs attributed to the Subscription Offering and the second WHR issuance of $350,000.


                                                   As of March 31, 1995

                                                                 As
Half subscribed                                    Actual    Adjusted(1)

                                                  (Dollars in Thousands)

Liabilities:
  Deposit accounts                                $ 129,212  $  129,212
  Securities sold under agreement to repurchase      14,333      14,333
  Accrued interest payable and other liabilities        802         802
  Notes payable                                      12,454      12,454
     Total liabilities                              156,801     156,801

Shareholders' Equity:
  Common stock, no par value;
   authorized 15,000,000 shares,
   issued and outstanding 2,048,485 shares
   (as adjusted: 3,073,260)                       $  16,648   $  18,522
  Accumulated deficit                                (5,194)     (5,194)
  Net unrealized holding losses in                     (230)       (230)
   available-for-sale securities
     Total shareholders' equity                      11,224      13,098

          Total capitalization                    $ 168,025   $ 169,899

(1) Adjusted to reflect the issuance of 512,387 of Common Stock offered by the Company assuming: (a) exercise of half of the Subscription Rights; (b) an issue price of $4.34 per share in the Subscription Offering; (c) the purchase of 127,596 shares of Common Stock by WHR at $4.34 per share subsequent to the Subscription Offering; and (de) aggregate estimated selling costs attributed to the Subscription Offering and the second WHR issuance of $350,000.

            MARKET PRICE AND DIVIDENDS ON THE COMMON STOCK

     The Common Stock is traded in the over-the-counter market on the NASDAQ/NMS under the symbol "SDNB." The following table sets forth the high and low sales prices of the Common Stock as quoted on the NASDAQ/NMS and the cash dividends declared per share of the Common Stock for the periods indicated.

                                             Price Range
                                                           Dividends
                                    High           Low     Per Share

1992
   First Quarter                   $6.50          $4.75       ---
   Second Quarter                  $4.75          $4.75       ---
   Third Quarter                   $4.75          $2.75       ---
   Fourth Quarter                  $4.50          $3.25       ---


1993
   First Quarter                   $4.00          $3.50       ---
   Second Quarter                  $4.38          $3.50       ---
   Third Quarter                   $4.00          $2.50       ---
   Fourth Quarter                  $3.38          $2.50       ---


1994
   First Quarter                   $3.25          $2.50       ---
   Second Quarter                  $3.25          $2.50       ---
   Third Quarter                   $4.75          $2.50       ---
   Fourth Quarter                  $4.75          $3.00       ---

1995
   First Quarter                   $4.25          $3.25       ---
   Second Quarter (Through
      May 23, 1995)                $4.25          $4.00       ---

   On July 12, 1994, the last trading day before the Company's public announcement that it was considering making a Subscription Offering, the reported closing bid price of the Company's Common Stock as quoted on the NASDAQ/NMS was $2.50. On May 23, 1995, the last trading day before the filing of the Registration Statement with the Commission, the closing bid price of the Common Stock as quoted on the NASDAQ/NMS was $4.125.

   No dividends were paid to the Company by the Bank during 1994, nor for the two preceding fiscal years, and no assurances can be given with respect to the amount and timing of future dividends. For a discussion of the Company's inability to pay dividends due to certain regulatory restrictions, see "RISK FACTORS - Dividend Limitations." Due to the Bank's financial condition and regulatory restrictions, management does not anticipate the payment of dividends to holders of Common Stock in the foreseeable future.


              CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Federal Income Tax Consequences

   The following discussion sets forth the material United States federal income tax consequences associated with the receipt, ownership, and exercise of Subscription Rights.

   For United States federal income tax purposes, receipt of the Subscription Rights pursuant to the Subscription Offering should be treated as a nontaxable dividend distribution. A Shareholder will have a zero basis in the Subscription Rights received in the Subscription Offering, unless: (i) either the Shareholder elects under Section 307 of the Internal Revenue Code of 1986, as amended, to allocate a portion of his basis in his existing shares of Common Stock to the Subscription Rights (based on their relative fair market values on the date of distribution) or the fair market value of the Subscription Rights at the time of the distribution equals or exceeds 15% of the fair market value of the Common Stock at that time, in which case the allocation of basis (based upon relative fair market values) is required; and (ii) the Shareholder sells or exercises such Subscription Rights.


   Upon exercise of a Subscription Right, a Shareholder will not recognize gain or loss. The basis of each share of Common Stock acquired upon exercise of a Subscription Right will equal the sum of the Subscription Price and the basis, if any, in the Subscription Rights exercised. The holding period for such Common Stock will begin on the date the Subscription Rights are exercised.

   No loss will be recognized by a Shareholder who receives
Subscription Rights in the Subscription Offering and allows those Subscription Rights to lapse.

   Gain or loss will be recognized by a Shareholder who sells or exchanges a Basic Subscription Right received in the Subscription Offering. Such gain or loss will be measured by the difference between the selling price and the basis, if any, of the Basic Subscription Right. It will be a capital gain or loss if the Basic Subscription Right is a capital asset in the hands of the Shareholder. The holding period of the Basic Subscription Rights in such circumstances will include the period for which the Common Stock with respect to which the Basic Subscription Rights were distributed has been held.

   THE ACTUAL TAX CONSEQUENCES TO SHAREHOLDERS MAY VARY DEPENDING UPON THEIR OWN PARTICULAR CIRCUMSTANCES. ACCORDINGLY, SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE DISTRIBUTION AND EXERCISE OF THE SUBSCRIPTION RIGHTS.


      DESCRIPTION OF CAPITAL STOCK AND RIGHTS OF SHAREHOLDERS

   The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, no par value. As of May 24, 1995, there were issued and outstanding 2,048,485 shares of Common Stock. The following description of the Company's Common Stock and summary of the material rights of the Company's shareholders does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of California and the Company's Restated Articles of Incorporation.

Common Stock

   Holders of Common Stock are entitled to: (i) receive ratably such dividends, if any, as the Board of Directors may in its discretion declare out of legally available funds; (ii) cast one vote for each share held of record on all matters submitted to a vote of shareholders; and (iii) receive ratably, in the event of liquidation, dissolution, or winding up of the Company, all assets remaining available for distribution to shareholders after payment of creditors. See "RISK FACTORS - Dividend Limitations."

   All of the issued and outstanding shares of Common Stock are fully paid and nonassessable and the shares of Common Stock offered hereby will be fully paid and nonassessable upon their due issuance, delivery, and the receipt of payment therefor. The Articles of Incorporation do not provide for any conversion rights, sinking fund provisions, redemption provisions, or restrictions on alienability with respect to the Common Stock.

   The Transfer Agent and Registrar for the Common Stock of the Company is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

Supermajority Voting Provisions

   Anti-Takeover Provisions

   Certain provisions of the Company's Restated Articles of Incorporation may discourage an attempt to acquire control of the Company or the Bank if a majority of the Company's shareholders determines that such attempt is not in their best interest. Specifically, the Company's Restated Articles of Incorporation generally require the affirmative vote of at least 85% of the outstanding shares entitled to vote to approve certain enumerated transactions, including, but not limited to: (i) a merger or consolidation of the Company or the Bank; (ii) any disposition of all, substantially all, or more than five percent (5%) of the total consolidated assets of the Company and its subsidiaries; (iii) the issuance of any securities, or of any rights, warrants, or options to acquire any securities, of the Company or the Bank, 80% or more of which are issued to a beneficial owner of 10% or more of the voting power or voting stock of the Company; and (iv) any reclassification of the Company's voting stock, or recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the voting stock of the Company or any subsidiary which is directly or indirectly owned by a beneficial owner of 10% or more of the voting power or voting stock of the Company or any affiliate or associate of such beneficial owner. The 85% approval requirement does not apply if the subject transaction is approved by the affirmative vote of at least 66-2/3% of the outstanding shares entitled to vote and certain other conditions are satisfied.

   Stock Repurchases

   The Company's Restated Articles of Incorporation generally require the affirmative vote of at least 66-2/3% of the outstanding shares entitled to vote to approve any direct or indirect purchase or other acquisition by the Company of any voting stock from a beneficial owner of 10% or more of the voting power or voting stock of the Company who has beneficially owned such securities for less than two years prior to the date of such purchase. No affirmative vote shall be required, however, with respect to any purchase or other acquisition of securities made as part of a tender offer, exchange offer, or other offer by the Corporation to purchase securities of the same class that is made on the same terms to all holders of such securities and in compliance with the requirements of the Exchange Act.

Shareholder Action

   The Company's Restated Articles of Incorporation provide that no action shall be taken by the shareholders of the Company except in an annual or special meeting of shareholders.

Amendments

   Any amendment, change, or repeal of the Company's Restated Articles of Incorporation which would have the effect of modifying or circumventing the supermajority voting or shareholder action provisions of the Restated Articles of Incorporation requires the affirmative vote of at least 80% of the outstanding shares entitled to vote.

                            PLAN OF DISTRIBUTION

   The Common Stock offered hereby is being offered by the Company directly to Shareholders on the Record Date. The Company has not employed any brokers, dealers, or underwriters in connection with the Subscription Offering, and no underwriting commissions, fees, or discounts will be paid in connection with the Subscription Offering. Certain regular employees in the Exchange Department of the Subscription Agent may solicit responses from Holders to the Subscription Offering, but such employees will not receive any commission or compensation for such services other than their normal employment compensation. No directors or employees of the Company or the Subscription Agent will solicit sales of the Common Stock or the Subscription Rights.

   Shareholders or Rights Holders who desire to purchase shares of Common Stock in the Subscription Offering are urged to complete, date, and sign the Subscription Warrant accompanying this Prospectus and return it to the Subscription Agent on or before the Expiration Date of the Subscription Offering, together with payment in full of the aggregate Subscription Price.


Any questions concerning the procedure for subscribing for the purchase of shares of Common Stock should be directed to the Subscription Agent or the Information Agent.


                               EXPERTS

   The consolidated balance sheets as of December 31, 1994 and 1993 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph related to the outcome of litigation, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                               OPINIONS

   Arnold & Porter, Los Angeles, California, special counsel to the Company, has rendered an opinion to the effect that the Subscription Rights and the Common Stock offered hereby, when issued as contemplated in the Prospectus, will be legally issued and the Common Stock, when sold as contemplated in the Prospectus, will be fully paid and nonassessable.

   Subscription Warrants should be sent or delivered by each Rights Holder or its broker, dealer, commercial bank, or trust company to the Subscription Agent at the address set forth below:

       The Subscription Agent for the Subscription Offering is:

               AMERICAN STOCK TRANSFER & TRUST COMPANY

                       American Stock Transfer & Trust Company
                       6201 15th Avenue, Floor 3L
                       Brooklyn, New York  11219
                       Attn:  Cynthia Trotman

     Facsimile No.:                       For Information:

     (718) 234-5001                       (718) 921-8200
                                          (Call Collect)

     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Prospectus and the related Letters of Transmittal and Instructions Booklet may be directed to the Information Agent. Rights Holders may also contact their brokers, dealers, commercial banks, or trust companies for assistance concerning the Subscription Offering.


       The Information Agent for the Subscription Offering is:

                    WESTERN FINANCIAL CORPORATION

     600 "B" Street, Suite 1904            Banks and Brokers call
     San Diego, California  92101          (619) 234-0197
     Attn: Howard B. Levenson

                       Toll Free 1-800-488-5990

                                                               APPENDIX






                     [HOEFER & ARNETT LETTERHEAD]



December 14, 1994

Board of Directors
SDNB Financial Corp.
1420 Kettner Blvd.
San Diego, CA 92101

Dear Members of the Board:

You have requested our opinion as to the fairness to the shareholders of SDNB Financial Corp. ("SDNB" or the "Company") from a financial point of view, of the terms and conditions of the proposed private placement and rights offering (collectively, the "Offering") of common stock by the Company as stated in the Proxy Statement (the "Proxy Statement"), attached hereto as Exhibit A and incorporated herein by this reference.

Qualifications of the Appraiser

Hoefer & Arnett, Incorporated ("H&A") conducts business in investment banking and securities brokerage specific to independent financial institutions. The analysis of securities and of mergers, acquisitions, tender offers and other corporate transactions for the purpose of (i) providing transactional advice and assistance, (ii) investment research, (iii) capital financing activities, and (iv) rendering opinions concerning fairness, is a normal part of this business. H&A currently conducts dealer markets in the shares of more than 100 independent California financial institutions, but not SDNB. In addition, the principals of H&A have substantially broader experience in investment and commercial banking, some of which may be deemed applicable to this evaluation and opinion.

Procedure.

In connection with our opinion, we have, among other things: (i) reviewed the Proxy Statement (Exhibit A) including the terms and conditions of the Offering; (ii) reviewed certain publicly available financial and other data with respect to SDNB, including the financial statements for recent years and interim periods to date and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company including the 10-Q for the most recent quarter ended September 30, 1994 and asset quality migration analysis dated September 30, 1994; (iii) compared the Company from a financial point of view with certain other companies in the financial services industry which we deemed relevant; (iv) considered the financial terms and conditions, to the extent publicly available, of selected common stock offerings of financial institutions, which we deemed to be comparable, in whole or in part, to the Offering and the Company; (v) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to us by them, including the related assumptions of the
Company: (vi) discussed the Proxy Statement with the Company's counsel and (vii) performed such other analyses and examinations as we have deemed appropriate. Hoefer & Arnett also conducted its own assessment of general economic, market and financial conditions.

In connection with our review, we have not independently verified any of the foregoing information, have relied on all such information and assumed that all such information is complete and accurate in all material respects. We have also assumed that there has been no material change in the Company's assets, financial condition, results of operations, business or prospects since the date of the last Financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company and the offering document. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company. Further, our opinion is based on economic, monetary and market conditions existing as of the date hereof.


Based upon the foregoing, and reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received pursuant to the Offering and the terms and conditions that exist as of the date hereof, taken as a whole, are fair from a financial point of view to the shareholders of SDNB Financial Corp. Our opinion should not be construed in any way as a valuation of the Company nor as a recommendation to participate in the Offering. Further any material changes in the terms and conditions of the proposed Offering prior to closing would render this opinion invalid.

We hereby consent to the inclusion of this opinion as an exhibit to the Proxy Statement and to the reference to our firm under the caption "PROPOSAL REGARDING STOCK ISSUANCES AND OTHER CAPITAL TRANSACTIONS".

Very truly yours,

/S/ HOEFER & ARNETT, INCORPORATED
HOEFER & ARNETT, INCORPORATED

No person has been authorized to
give any information or to make
any representation not contained
in this Prospectus and, if given
or made, such information or
representation must not be
relied upon as having been
authorized by the Company.  This
Prospectus does not constitute
an offer to sell or a
solicitation of an offer to buy
any of the securities offered
hereby in any jurisdiction to                 SDNB FINANCIAL CORP.
any person to whom it is
unlawful to make such offer in
such jurisdiction.  Neither the                  769,582 Shares
delivery of this Prospectus nor
any sale made hereunder shall,
under any circumstances, create
an implication that the
information herein is correct as
of any time subsequent to the
date hereof or that there has                     Common Stock
been no change in the affairs of                 (no par value)
the Company since such date.
                                               __________________

                                                   PROSPECTUS
                                               __________________


       TABLE OF CONTENTS



Page

Notice Regarding Residents
of Florida                             2

Available Information                  3

Incorporation of Certain Documents
 by Reference                          3

Prospectus Summary                     4

Special Considerations                 7

The Subscription Offering             11

The Company                           17

Use of Proceeds                       17

Capitalization                        18

Market Price and Dividends on
 the Common Stock                     19

Certain Federal Income
 Tax Considerations                   19

Description of Capital Stock
 and Rights of Shareholders           20

Plan of Distribution                  21

Experts                               22

Opinions                              22

Appendix -- Opinion of Hoefer &
            Arnett, Incorporated.

                                                                May 26, 1995

PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

  Securities and Exchange Commission registration
    fee                                                      $1,151.72
  Fees and expenses of Subscription Agent,
   Transfer Agent, and Registrar                             10,000.00
  Printing and engraving expenses                             5,000.00*
  Legal fees and expenses                                  $175,000.00*
  Accounting fees and expenses                               10,000.00*
  Blue Sky fees and expenses                                 $8,000.00*
  Fees and expenses of Company's Financial
   Advisor                                                  $35,000.00
  Fees and expenses of the Information
   Agent                                                   $  6,000.00
  NASDAQ/NMS Listing Fees                                   $17,500.00*
  Miscellaneous expenses                                    $82,348.28*

       Total                                               $350,000.00*

________________
* Estimated

Item 15.  Indemnification of Directors and Officers

   The Company has adopted provisions in its Restated Articles of Incorporation which provide for indemnification of its officers and directors in excess of the indemnification expressly permitted by
Section 317 of the California General Corporation Law, as amended (the "Code"), subject to applicable limits in the Code with respect to breach of duty to the Company and its shareholders. As authorized by the Code, the Restated Articles of Incorporation limit the liability of directors to the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.
These provisions will not alter the liability of directors under federal securities laws. In addition, the Company has entered into Indemnification Agreements with each director and executive officer which provide that the Company shall indemnify such directors and executive officers to the fullest extent authorized by the Code. The Company and its directors and officers are also insured up to $3 million for liability arising from claims against the Company's directors and officers in their capacities as such.

Item 16.  Exhibits

3(a)* Restated Articles of Incorporation, as amended (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

3(b)* Bylaws, as amended through May 18, 1988 (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

4* Common Stock Specimen Certificate (incorporated by reference from the Company's Registration Statement on Form S-14, filed April 27, 1982, SEC File No. 2-77187).

5      Opinion of Arnold & Porter, dated May 24, 1995.

23(a)* Consent of Coopers & Lybrand L.L.P., dated March 28, 1995.

23(b)  Consent of Arnold & Porter (included as part of Exhibit 5).

23(c)* Consent of Hoefer & Arnett, Incorporated, dated March 8, 1995.

99(a)* Form of Subscription Agent Agreement between the Company and
       American Stock Transfer & Trust Company.

99(b)  Form of Subscription Warrant.

99(c) Form of Letter to Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees.

99(d) Form of Transmittal Letter to Holders of Common Stock whose addresses are within the continental United States or Canada and who do not have A.P.O. or F.P.O. addresses.

99(e)  Instructions Booklet.

99(f) Form of Letter of Transmittal to Holders of Common Stock whose addresses are outside the continental United States and Canada or who have A.P.O. and F.P.O addresses.

99(g)* Opinion of Hoefer & Arnett, Incorporated (included as a part of the Prospectus filed herewith).

*  Previously filed.


Item 17.  Undertakings

   The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act") each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on May 24, 1995.
                                             SDNB Financial Corp.


                                             By   /s/Murray L.Galinson
                                                  Murray L. Galinson
                                                  President and Chief
                                                  Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signatures                     Title                     Date


                         Chairman of the Board and
                         Director                         May __, 1995
CHARLES I. FEURZEIG


                         President, Chief Executive
/s/Murray L. Galinson    Officer, and Director            May 24, 1995
MURRAY L. GALINSON


                         Director                         May __, 1995
MARGARET COSTANZA


/s/Karla J. Hertzog*     Director                         May 24, 1995
KARLA J. HERTZOG


/s/Robert B. Horsman*    Director                         May 24, 1995
ROBERT B. HORSMAN


/s/Mark P. Mandell*      Director                         May 24, 1995
MARK P. MANDELL


/s/Patricia L. Roscoe*   Director                         May 24, 1995
PATRICIA L. ROSCOE


/s/Julius H. Zolezzi*    Director                         May 24, 1995
JULIUS H. ZOLEZZI


                         Senior Vice President,
                         Secretary, and Chief
/s/Howard W. Brotman     Financial Officer                May 24, 1995
HOWARD W. BROTMAN

* By Howard W. Brotman, attorney-in-fact.

                        INDEX OF EXHIBITS

3(a) Restated Articles of Incorporation, as amended (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

3(b) Bylaws (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

4 Common Stock Specimen Certificate (incorporated by reference from the Company's Registration Statement on Form S-14, filed
       April 27, 1982, SEC File No. 0-11117).

5      Opinion of Arnold & Porter, dated May 24, 1995.

23(a)* Consent of Coopers & Lybrand L.L.P., dated March 28, 1995.

23(b)  Consent of Arnold & Porter (included as part of Exhibit 5).

99(a)* Form of Subscription Agent Agreement between the Company and
       American Stock Transfer & Trust Company.

99(b)  Form of Subscription Warrant.

99(c) Form of Letter to Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees.

99(d) Form of Transmittal Letter to Holders of Common Stock whose addresses are within the continental United States or Canada and who do not have A.P.O. or F.P.O. addresses.

99(e)  Instructions Booklet.

99(f) Form of Letter of Transmittal to Holders of Common Stock whose addresses are outside the continental United States and Canada or who have A.P.O. and F.P.O addresses.

99(g) Opinion of Hoefer & Arnett, Incorporated (included as a part of the Prospectus filed herewith).

* Previously filed.